Exhibit 10.4

inTEST CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made effective as of the Grant Date specified below, by and between inTEST Corporation, a Delaware corporation (the “Company”), and the Participant specified below.

Participant:	[__]
Grant Date:	[__]
Number of RSAs:	[__]

The purpose of this Agreement is to establish a written agreement evidencing the Award of Restricted Stock (the “Award”) granted pursuant to the inTEST Corporation 2023 Stock Incentive Plan (the “Plan”). All of the terms and conditions of the Plan are fully incorporated herein by reference. Unless the context clearly indicates otherwise, capitalized terms used but not defined herein will have the meaning given to such terms in the Plan. The grant of the Award is made in consideration of the services to be rendered by the Participant to the Company.

1.           Issuance of Shares. Subject to the Participant’s execution and delivery of this Agreement and one or more instruments of transfer relating to all shares issuable pursuant to this Agreement (the “Shares”), the Participant will be issued the “Number of RSAs” set forth above, as of “Grant Date” set forth above, subject to the terms, conditions and restrictions of this Agreement and the Plan. Such Shares shall be registered in the Participant’s name, but the Company shall retain custody of any certificates issued for such Shares pending the vesting or forfeiture thereof. Upon the vesting of any such Shares, the Company shall deliver to the Participant the certificates for such Shares.

2.            Vesting.

(a)          Continued Service Requirement. Except as otherwise provided by Section 2(c), and subject to compliance with Section 2(b), the Number of RSAs will vest ___________________________, subject to the Participant’s continued service to the Company and its Affiliates through such date.

(b)          Conditions to Vesting. As a condition to the vesting of Shares, all of the following conditions must be fully satisfied on the applicable vesting date:

(i)    the Participant must have been continuously engaged to provide services to the Company or its Affiliates, through and including the date of vesting, and no event shall have occurred which, with due notice or lapse of time, or both, would entitle the Company or its Affiliates to terminate the Participant’s engagement with the Company or its Affiliates; and

(ii)    the Participant must not be in breach or default of any obligation to the Company or its Affiliates, whether or not contained in any agreement with the Company or its Affiliates, or imposed by law.

(c)          Effect of Death, Disability or Change in Control. The Shares of Common Stock issued under this Agreement shall become immediately and fully vested in the event of: (i) the Participant’s death; (ii) the Participant’s Disability; or (iii) the occurrence of a Change in Control if (A) the acquiror involved in such Change in Control does not assume or substitute the Award, or (B) the Participant’s service to the Company and its Affiliates is terminated by the Company within two years following the Change in Control; provided, however, that the Participant satisfies the requirements of Section 2(b).

3.            Transferability. The Shares of Common Stock issued to the Participant under this Agreement shall not be transferable by the Participant prior to the date such Shares become vested under the terms of this Agreement and the Plan.

4.            Restrictive Legend. Certificates for the Shares with respect to which the vesting requirements have not been met shall be inscribed with the following legend:

“The shares of stock evidenced by this certificate are subject to the terms and restrictions of a Restricted Stock Award Agreement. They are subject to forfeiture under the terms of that Agreement if they are transferred, sold, pledged, given, hypothecated, or otherwise disposed of, other than through death or disability. A copy of that Agreement is available from the Secretary of inTEST Corporation upon request.”

5.            Removal of Restrictive Legend. When the vesting requirements on any Shares have been met, the Company shall cause a replacement stock certificate for those Shares, without the legend referred to in Section 4, to be issued and delivered to the Participant, as soon as practicable.

6.            No Right to Continued Board Service. Neither the Award of Shares pursuant to this Agreement nor any provision of this Agreement shall be construed to give the Participant any right to continued service as a member of the Board.

7.           Forfeiture. Except as provided by Section 2(c), Shares of Common Stock issued under this Agreement not previously vested hereunder shall be forfeited as of the date the Participant’s engagement to provide services to the Company and all of its Affiliates terminates. Following such a forfeiture, the Participant shall have no rights whatsoever with respect to the Shares of Common Stock forfeited.

8.          Voting, Dividend and Tender Offer Rights. The Participant shall have voting and tender offer rights with respect to Shares of Common Stock issued to the Participant under this Agreement whether or not such Shares are vested or unvested. No cash dividends, however, shall be paid on unvested Shares of Common Stock.

9.          Withholding of Applicable Taxes. It shall be a condition to the Company’s obligation to deliver Common Stock to the Participant pursuant to this Agreement that the Participant pay, or make provision satisfactory to the Company for the payment of, any taxes (other than stock transfer taxes) the Company is obligated to collect with respect to the delivery of Common Stock under this Agreement, including any applicable federal, state, or local withholding or employment taxes.

10.         Section 409A. The Award is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be interpreted and administered consistent with such intention. Notwithstanding the foregoing, the Company makes no representations that the Award is exempt from or complies with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

11.          Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and the Participant.

12.         Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

13.        Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

The undersigned hereby acknowledges this Award of Restricted Stock on behalf of the Company.

inTEST CORPORATION By: Richard N. Grant, Jr. President and Chief Executive Officer Date:

Participant:

To indicate your acceptance and agreement to this Restricted Stock Award Agreement, please execute and immediately return to the Company the enclosed duplicate original of this Agreement.

ACCEPTED AND AGREED TO:

(Participant’s signature)

Date:

[Signature Page to Restricted Stock Award Agreement]